SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Jamba, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 25, 2008

TO THE STOCKHOLDERS OF

JAMBA, INC.:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Jamba, Inc. (the “Company”) on May 28, 2008, at 1:00 p.m. local time, which will be held at the DoubleTree Hotel & Executive Meeting Center, 200 Marina Boulevard, Berkeley, CA 94710.

Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. At the Annual Meeting, the Company will present a report on its operations during the past year.

Accompanying this Proxy Statement is the Company’s 2007 Annual Report to Stockholders.

We hope that you will attend the Annual Meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Sincerely yours,

PAUL E. CLAYTON

President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

JAMBA, INC.

6475 Christie Avenue, Suite 150

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2008

Dear Stockholder:

You are invited to attend the 2008 Annual Meeting of Stockholders of Jamba, Inc., a Delaware corporation (the “Company”), which will be held at the DoubleTree Hotel & Executive Meeting Center, 200 Marina Boulevard, Berkeley, CA 94710 on May 28, 2008, at 1:00 p.m. local time, for the following purposes:

1. To elect eight directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2008.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 11, 2008 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608.

By Order of the Board of Directors,

MICHAEL W. FOX

Secretary

Emeryville, California

April 25, 2008

IMPORTANT: Please vote and submit your proxy by telephone, the Internet or completing and promptly mailing the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Jamba, Inc., a Delaware corporation (“Jamba,” “Company,” “we,” “us,” and “our”), for use at its 2008 Annual Meeting of Stockholders to be held on May 28, 2008, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about April 25, 2008.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on April 11, 2008 will be entitled to vote at the meeting and any postponement or adjournment thereof. As of that time, we had 52,740,256 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by our Certificate of Incorporation. Our current Certificate of Incorporation does not have any other requirements for a quorum of the stockholders. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of selection of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our employees, officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet at www.proxyvote.com, or (3) by telephone at 1-800-690-6903. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder whose shares are registered in their own name has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with our bylaws, our Board of Directors has set its size at 9 members; there are currently 9 members. The terms of the current directors expire upon the election and qualification of the directors to be elected at the 2008 Annual Meeting. Craig J. Foley, a current director, has notified the board that he has decided not to stand for re-election. The board has nominated each of the other eight directors for re-election at the Annual Meeting to serve until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified. Set forth below is information regarding the nominees to the Board of Directors for election as a director.

Each nominee has agreed to be named in this proxy statement and to serve if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee(s) as we may designate.

If a quorum is present and voting, each of the eight nominees receiving a higher number of votes cast “for” such nominee than “against” such nominee will be elected. Proxies cannot be voted for more than eight nominees. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote. Under our Bylaws, if an incumbent director is not elected, the director shall tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject such director’s resignation. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board of Directors’ decision with respect to his or her resignation.

If a director’s resignation is accepted by the Board of Directors, then the Board of Directors may fill the resulting vacancy or may decrease the size of the Board of Directors as permitted by our Bylaws.

Nominees to the Board of Directors to serve until the next Annual Meeting and until their successors have been elected and qualified:

Name	Age	Director Since
Steven R. Berrard	53	2005
Thomas C. Byrne	45	2005
Paul E. Clayton	49	2006
Richard L. Federico	53	2006
Robert C. Kagle	52	2006
Brian Swette	54	2006
Ramon Martin-Busutil	74	2006
Lesley H. Howe	63	2007

The principal occupations and qualifications of each nominee for director are as follows. There are no family relationships among any of our directors or executive officers.

STEVEN R. BERRARD has been our Chairman of the Board since January 2005. Mr. Berrard also served as our Chief Executive Officer from the Company’s inception until November 2006. Mr. Berrard has served as Managing Partner of New River Capital Partners, a private equity fund, which he co-founded, since 1997. Prior to co-founding New River Capital Partners, from 1996 to 1999, Mr. Berrard was the co-founder and Co-Chief

Executive Officer of AutoNation, Inc., the nation’s leading automotive retail company. Prior to joining AutoNation, from 1987 to 1996, Mr. Berrard served as President and Chief Executive Officer of the Blockbuster Entertainment Group, the world’s largest video store operator, and as a member of the Board of Directors of Viacom, Inc. Prior to his tenure with Blockbuster, from 1981 to 1987, Mr. Berrard served as President of Huizenga Holdings, Inc. and served in various positions with subsidiaries of Huizenga Holdings. Prior to joining Huizenga Holdings, Mr. Berrard was employed by Coopers & Lybrand from 1976 to 1981. Mr. Berrard earned his B.S. in Accounting from Florida Atlantic University, currently serves on the Board of Directors of Pivotal Fitness and has been a member of the Board of Directors of Swisher International, Inc. since November 2004. He has also served on the Board of Directors of Birmingham Steel from 1999 until its sale in 2002, HealthSouth from 2004 until 2006, as well as Boca Resorts, Inc. from 1996 until prior to its sale to the Blackstone Group in December 2004.

THOMAS C. BYRNE has been a member of our Board of Directors since January 2005. Mr. Byrne has served as Administrative Partner of New River Capital Partners, a private equity fund, which he co-founded, since 1997. Prior to co-founding New River Capital Partners, Mr. Byrne was the Vice-Chairman of Blockbuster Entertainment Group, a division of Viacom, Inc. Additionally, Mr. Byrne was President of the Viacom Retail Group and represented Blockbuster in all cross-Viacom opportunities. Prior to joining Blockbuster, from 1985 to 1987, Mr. Byrne was employed by KPMG Peat Marwick. Mr. Byrne has a B.S. and M.A. in Accounting from the University of Florida. Mr. Byrne is a certified public accountant and is a member of the Board of Directors of Certilearn, Inc., Intralearn Software Corporation, ITC Learning, Swisher International, Inc., Interstate Connections, Pivotal Fitness, and the Private Equity Committee of the University of Florida Foundation.

PAUL E. CLAYTON has been our Chief Executive Officer and President since November 2006, and has been Chief Executive Officer and President of Jamba Juice Company since February 2000. Mr. Clayton was with Burger King Corporation from 1984 to January 2000 in increasingly responsible positions in marketing, operations and development. Mr. Clayton was President of Burger King North America in Miami, Florida from March 1997 to January 2000, Senior Vice President, Worldwide Marketing from March 1994 to March 1997, and Vice President, Marketing U.S.A. from July 1993 to March 1994.

RICHARD L. FEDERICO has been a member of our Board of Directors since November 2006. Mr. Federico had previously served as a director of Jamba Juice Company from October 2004 to November 2006. Since September 1997, Mr. Federico has been the Chief Executive Officer of P.F. Chang’s China Bistro Inc. and a Director of P.F. Chang’s China Bistro Inc. since February 1996. In December 2000, Mr. Federico was named Chairman of the Board of P.F. Chang’s China Bistro Inc. From February 1989 to January 1996, Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc., where he was responsible for concept development and operations.

ROBERT C. KAGLE has been a member of our Board of Directors since November 2006. Mr. Kagle previously served as a director of Jamba Juice Company from 1994 to 2006. Mr. Kagle has been a member of Benchmark Capital Management Company, LLC, the General Partner of Benchmark Capital Partners, L.P. and Benchmark Founders’ Fund, L.P., since its founding in May 1995. Mr. Kagle also has been a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also serves on the Board of Directors of eBay, Inc. and ZipRealty, Inc. Mr. Kagle holds a B.S. degree in Electrical and Mechanical Engineering from the General Motors Institute (renamed Kettering University in January 1998) and an M.B.A. degree from the Stanford Graduate School of Business.

BRIAN SWETTE has been a member of our Board of Directors since November 2006. Mr. Swette currently is the Chairman of Burger King Corporation and has served as a board member of Burger King Corporation since 2002. He is also an investor and board member in Theladders.com, Madison Road Entertainment, CBL Partners and Care.com. Mr. Swette served in several capacities at eBay from 1998 through the end of 2002, including Chief Operating Officer and Vice President of Marketing. Prior to eBay, Mr. Swette was Executive Vice President and Chief Marketing Officer of Pepsi-Cola where he was one of the architects of

Pepsi’s move into the water, tea, coffee and juice categories, specifically Aquafina Water, Ocean Spray Juices, Lipton Teas and Starbucks’ Frappuccino. Prior to Pepsi-Cola, Mr. Swette spent four years as a Brand Manager at Procter & Gamble. Mr. Swette is a Trustee of Arizona State University and The Global Institute of Sustainability.

RAMON MARTIN-BUSUTIL has been a member of our Board of Directors since November 2006. Mr. Martin-Busutil is a consultant and has been teaching at the EADA Business School in Barcelona, Spain since 2002. In addition, he has also served as a visiting professor at Georgia Tech University in Georgia and The Citadel, South Carolina at various times since 2002. Mr. Martin-Busutil served as Chairman and Chief Executive Officer of Carolina Video Vending LLC from 1998 through 2002. Prior to these positions, Mr. Martin-Busutil spent over twenty years in management positions with several international businesses. From 1992 to 1995, Mr. Martin-Busutil was President of International at Blockbuster Entertainment, a Viacom company. Prior to that, Mr. Martin-Busutil was the President of Cadbury Schweppes Europe and had various management responsibilities at General Foods (the current Kraft Foods) in marketing, sales, manufacturing and research and development areas. Mr. Martin-Busutil speaks four languages, has a Doctor of Engineering from the University of Madrid and a postgraduate of HEC Business School in Paris. Mr. Martin-Busutil lives in Spain and the United States.

LESLEY H. HOWE has been a member of our Board of Directors since December 2007. Mr. Howe has over 40 years of financial and management experience, spending more than 30 years with the international accounting firm of KPMG Peat Marwick, LLP, where he was a senior partner and from 1994-1997 served as Area Managing Partner for the Los Angeles office. He served as CEO of Consumer Networks LLC, a San Diego-based internet marketing and promotions company from 2001 until its sale in 2007. Mr. Howe is a member of the board of directors of P.F. Chang’s China Bistro Inc., NuVasive, Inc., and Volcano Corporation.

Recommendations of the Board of Directors

The Board of Directors recommends a vote “FOR” the nominees named above.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of the director nominees standing for election, except for Paul E. Clayton, has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined by the applicable NASDAQ rules and the rules and regulations of the Securities and Exchange Commission (the “SEC”). In determining the independence of our directors, the Board of Directors has adopted the independence standards that mirror exactly the criteria specified by applicable law and regulations of the SEC and the NASDAQ. In making the determination of independence of our non-management directors, the Board of Directors evaluated the independence of Messrs. Byrne and Kagle in connection with past equity transactions with the Company and/or Jamba Juice Company. In addition, as previously disclosed, Steven R. Berrard served as President, Chief Executive Officer and Chairman of the Board of the Company prior to its acquisition of Jamba Juice Company in 2006. However, he did not collect a salary as an officer or receive a retainer as a director for his service. The Board of Directors also considered certain management fees Mr. Berrard’s affiliated companies received and his past debt and equity transactions with the Company.

Certain Relationships and Related Transactions

There were no relationships or related party transactions in the fiscal year ended January 1, 2008 (“Fiscal 2007”) requiring disclosure in this Proxy Statement.

Procedures for Approval of Related Person Transactions

Any request for us to enter into a transaction with an executive officer, director or employee, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will review each such transaction for potential conflicts of interest or improprieties.

Executive Sessions

Non-management directors regularly meet in executive session without management present each time the Board of Directors holds its regularly scheduled meetings.

Committees and Meeting Attendance

The Board of Directors has an Audit Committee, a Compensation and Executive Development Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors. Copies of these charters are available on our website at http://ir.jambajuice.com/governance.cfm. The Board of Directors held eight meetings during Fiscal 2007. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. During Fiscal 2007, each of our directors attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors held during the period on which such director served. Mr. Howe was appointed to the Board of Directors and the Audit Committee effective December 1, 2007 and attended the one meeting of the Board of Directors held in Fiscal 2007 after the effective date of his appointment. Directors are expected to make every effort to attend our annual meetings of stockholders; six of the eight directors attended the Company’s last Annual Meeting of Stockholders held on June 6, 2007.

The following table sets forth the three standing committees of the Board of Directors, the current and former members of each committee during Fiscal 2007 and the number of meetings held by each committee during Fiscal 2007:

Name of Director	Audit	Compensation and Executive Development	Nominating and Corporate Governance
Steven R. Berrard	Member
Thomas C. Byrne	Member	Member
Richard L. Federico			Chair
Craig J. Foley	Chair
Robert C. Kagle		Member
Ramon Martin-Busutil			Member
Brian Swette		Chair	Member
Lesley H. Howe	Member(1)
Number of Meetings:	11	6	4

(1)	Appointed to the Audit Committee effective December 1, 2007. No Audit Committee meetings were held in Fiscal 2007 subsequent to his appointment.

Audit Committee

The current members of the Audit Committee are Craig J. Foley (Chair), Steven R. Berrard, Thomas C. Byrne and Lesley H. Howe. Mr. Howe will replace Mr. Foley as chair of the Audit Committee upon his election and qualification as a director at the Annual Meeting.

Each of the members of the Audit Committee is independent for purposes of the applicable NASDAQ rules and the rules and regulations of the SEC as they apply to Audit Committee members.

With the assistance of the Company’s legal counsel, the Nominating and Corporate Governance Committee reviewed the applicable legal standards and criteria to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by the Board members. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full board. The board made a determination that all current members of the Audit Committee were “audit committee financial experts” based upon the Nominating and Corporate Governance Committee’s report and each Board member’s review of the information made available to the committee.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on our website at http://ir.jambajuice.com/governance.cfm. The functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation and Executive Development Committee

The current members of the Compensation and Executive Development Committee are Brian Swette (Chair), Thomas C. Byrne and Robert C. Kagle. Each of the members of the Compensation and Executive Development Committee is independent for purposes of the applicable NASDAQ rules. The Compensation and Executive Development Committee operates under a written charter approved by the Board of Directors, a copy of which is available on our website at http://ir.jambajuice.com/governance.cfm.

The primary function of the Compensation and Executive Development Committee is to assist the Board of Directors in managing compensation and development for directors and executives. The Compensation and Executive Development Committee’s primary duties and responsibilities are to (i) set compensation philosophy and determine executive compensation; (ii) ensure that all components of executive compensation are consistent with the Company’s compensation philosophy as in effect from time to time; (iii) evaluate and make recommendations to the Board of Directors on an annual basis concerning compensation of the members of the Board of Directors; and (iv) work with management to devise and execute on an executive development plan and succession planning and practices for the Company. The Compensation and Executive Development Committee’s Charter does not provide for any delegation of these duties. In addition, the Compensation and Executive Development Committee has the authority under its charter to hire outside consultants and conduct such compensation reviews, investigations and/or surveys as the Compensation and Executive Development Committee may reasonably deem will provide such information as could reasonably and properly be required by the Compensation and Executive Development Committee in the exercise of its duties and responsibilities. In Fiscal 2007, the Company engaged a consultant related to executive compensation matters.

In setting compensation for our members of the Board of Directors, our executive officers provide suggestions on the administration of compensation for our directors to the Compensation and Executive Development Committee. For a description of the role our executive officers play in determining or recommending the amount or form of executive compensation, please see the section below entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Executive Development Committee is or has been an officer or employee of the Company during Fiscal 2007. During Fiscal 2007, no member of the Compensation and Executive Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During Fiscal 2007, none of the Company’s executive officers served on the Compensation and Executive Development Committee or Board of Directors of another entity any of whose executive officers served on the Company’s Compensation and Executive Development Committee or Board of Directors.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Richard L. Federico (Chair), Ramon Martin-Busutil and Brian Swette.

Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the applicable NASDAQ rules. The Nominating and Corporate Governance Committee operates under a written charter approved by the Board of Directors, a copy of which is available on our website at http://ir.jambajuice.com/governance.cfm. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management.

Director Nominations

The Board of Directors has adopted a Director Qualifications and Nominations Policy, the purpose of which is to describe the process by which candidates for possible inclusion in the Company’s slate of director nominees are selected. The Director Qualifications and Nominations Policy is administered by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth below in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of the Board of Directors and its committees and the needs of the Board of Directors for various skills, background and business experience in determining if the Board of Directors requires additional candidates for nomination.

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its Committees;

•	the perceived needs of the Board of Directors for particular skills, background and business experience;

•

the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board of Directors;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and

Corporate Governance Committee believes at any time that it is desirable that the Board of Directors consider additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be so evaluated, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, Jamba, Inc., 6475 Christie Avenue, Suite 150, Emeryville, CA 94608, 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the criteria stated in its policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board of Directors at that time.

In addition, our Bylaws permit stockholders to nominate directors for consideration at annual meetings, provided the advance notice requirements set forth in our Bylaws have been properly met.

Communications with Directors

Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of the Director(s)

c/o Corporate Secretary

Jamba, Inc.

6475 Christie Avenue, Suite 150

Emeryville, CA 94608

Fax: (510) 653-0643

Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by our independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a Committee, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our Vice President, Legal Affairs.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its employees, including the chief executive officer, chief financial officer and controller. The Code of Business Conduct and Ethics is posted on the Company’s website at http://ir.jambajuice.com/governance.cfm. The Company intends to post on its Website any amendments to or waivers from the Company’s Code of Business Conduct and Ethics. The information contained on the Company’s website is not part of this document.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the Board of Directors, criteria for membership on the Board of Directors and other Board of Directors governance matters. These guidelines are available on our website at http://ir.jambajuice.com/governance.cfm. A printed copy of the guidelines may also be obtained by any stockholder upon request in writing to Jamba, Inc., c/o Integrated Corporate Relations, 450 Post Road East, Westport, CT 06880, investors@jambajuice.com, or by telephoning (203) 682-8200.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors requests that stockholders ratify the selection of Deloitte & Touche LLP as its independent public auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 30, 2008 (“Fiscal 2008”). Deloitte & Touche LLP audited the consolidated financial statements of the Company and management’s report for Fiscal 2007 and for the fiscal year ended January 9, 2007 (“Fiscal 2006”).

Prior to hiring Deloitte & Touche LLP, the Company’s independent auditors were Rothstein, Kass & Company, P.C. On November 29, 2006, the Company approved the engagement of Deloitte & Touche LLP as its independent registered public accounting firm at the completion of its merger with Jamba Juice Company.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the Annual Meeting, the stockholders are being asked to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2008. If the selection of Deloitte & Touche LLP as auditors for 2008 is not approved by stockholders, the adverse vote will be considered by the Audit Committee in its decision to retain Deloitte & Touche as auditors for 2008. Even if this selection is ratified, the Audit Committee in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Prior to November 29, 2006, Rothstein, Kass & Company, P.C. acted as our independent registered public accounting firm since its appointment in the fiscal year ended December 31, 2005 (“Fiscal 2005”). The report of Rothstein, Kass & Company, P.C. on the Company’s financial statements for Fiscal 2005 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Rothstein, Kass & Company, P.C. audited the balance sheet of the Company as of December 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the period from January 6, 2005 (inception) to December 31, 2005. Rothstein, Kass & Company, P.C.’s audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, Rothstein, Kass & Company, P.C. expressed no such opinion. The Company’s Board of Directors recommended and approved the decision to change independent registered public accounting firms.

In connection with the audit of the Company’s financial statements for Fiscal 2005 and through November 29, 2006, there were no disagreements with Rothstein, Kass & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rothstein, Kass & Company, P.C., would have caused it to make reference to the subject matter of such disagreements in connection with its audit report. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company gave permission to Rothstein, Kass & Company, P.C. to respond fully to the inquiries of the successor auditor, including concerning the subject matter of this reportable event. The Company requested that Rothstein, Kass & Company, P.C. furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated November 29, 2006, is filed as Exhibit 16.1 to the current report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2006.

Fees for Professional Services

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended January 1, 2008 and January 9, 2007 by its independent auditors, Deloitte & Touche LLP and for the fiscal year ended January 9, 2007 by its former independent auditor, Rothstein, Kass & Company P.C:

	January 1, 2008 (51 weeks)	January 9, 2007 (53 weeks)
Audit Fees (1)	$1,235,100	$908,550
Audit Related Fees (2)	101,570	120,735
Tax Fees	58,300	-0-
All Other Fees	-0-	-0-

Total Fees	$1,394,970	$1,029,285

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements. For the fiscal years ended January 1, 2008 and January 9, 2007, professional services provided by Deloitte & Touche LLP were $1,235,100 and $816,050, respectively. For the fiscal year ended January 9, 2007, professional services provided by Rothstein, Kass & Company, P.C. were $92,500.
(2)	Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” For Fiscal 2007 Audit Related Fees includes fees related to the Company’s adoption of FIN No. 48, the Company’s acquisition of stores from three of its franchisees and review of the Company’s Uniform Franchise Offering Circular. Audit-Related Fees in Fiscal 2006 includes fees related to Sarbanes-Oxley compliance and work in connection with the acquisition of Jamba Juice Company.

The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Each of the permitted non-auditing services described above has been pre-approved by the Audit Committee. Unless a type of service has received general pre-approval, it will require separate pre-approval by the Audit Committee. Each pre-approval term lasts for at least 12 months until the first regularly scheduled Audit Committee meeting. The Audit Committee has delegated its pre-approval authority to its Chairman, provided the Chairman reports any pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires a number of votes FOR the proposal that represents a majority of the shares present or represented and entitled to vote on this matter at the Annual Meeting. Abstentions and broker non-votes will each be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of this proposal.

The Board of Directors recommends a vote FOR the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors is composed of four members and acts under a written charter adopted and approved by the Board of Directors in 2006. The members of the Audit Committee are independent as defined by its charter, the NASDAQ Global Market listing standards and the Securities Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 1, 2008 with management, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Deloitte & Touche, LLP, the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees). The independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit related services provided to the Company by Deloitte & Touche LLP with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 1, 2008 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Steven R. Berrard

Thomas C. Byrne

Lesley H. Howe

Craig J. Foley, Chairman

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion and analysis is intended to provide an explanation of our compensation program relating to Fiscal 2007, with particular regard to our Chief Executive Officer and the other Named Executive Officers. The discussion includes our compensation philosophy and the program’s objectives, the elements of compensation used to pay our executives, and historical information regarding how our program has developed and how that relates to how our executive officers were compensated for Fiscal 2007 and are currently compensated.

The Company was incorporated and completed its initial public offering in 2005. We were formed as a blank check company to serve as a vehicle for the acquisition of a then unidentified operating business. In Fiscal 2005 and until our acquisition of Jamba Juice Company on November 29, 2006, members of our management were not compensated for their services.

Commencing November 29, 2006, the Compensation and Executive Development Committee approved several compensation programs for our executives, including those named in the “2007 Summary Compensation Table” that follows this discussion (herein referred to as the “Named Executive Officers”).

Compensation and Executive Development Committee

Our Compensation and Executive Development Committee has the responsibility for establishing, implementing and monitoring our compensation philosophy and determining compensation for executives, including annual base salary compensation, cash bonus plan payment, equity awards and all other compensation and compensation procedures applicable to our executives. All of our executive officers receive compensation according to the same programs and we do not give our Named Executive Officers compensation according to different programs than that received by our other executive officers.

Role of Senior Management and Consultant in Compensation Decisions

Several members of senior management participate in the Compensation and Executive Development Committee’s executive compensation process; however, the Compensation and Executive Development Committee does not delegate any of its functions to others in setting compensation.

In Fiscal 2007, we retained the Hay Group, an independent consultant, to conduct a market analysis to determine the Company’s overall competitive position. The Hay Group reviewed various compensation elements as compared to two groups of companies. The first group of companies was San Francisco Bay Area companies in the Hay Group’s Retail & General industry database. This group of approximately 100 companies was selected because positions could be hired or lost to other companies in close proximity to the location of the Company’s headquarters and because of the high cost of living in this geographic region. All of the Named Executive Officers live in the San Francisco Bay Area except for Ms. Kelley, who lives in Southern California. The second group of companies was a select peer group of restaurant companies with high growth and comparable revenues who compete with the Company for talent and customers. The following companies were included in this second group: Buffalo Wild Wings; Chipotle; In-N-Out Burger; P.F. Chang’s China Bistro; Panera Bread; Potbelly Sandwich Works; Ruth Chris Steakhouse; and Sonic Restaurants.

The committee used the report of the analysis prepared by the Hay Group to help ensure that management’s compensation recommendations were in line with our stated objectives and reasonable when compared to the market for executive talent. In addition, the committee believes that the engagement of an independent consultant such as the Hay Group enhances the overall independence of the committee’s decision-making.

Objectives of Our Executive Compensation Program

The primary objective of our executive compensation program is to attract and retain qualified executives who are engaged and passionate about our brand and who embrace our mission and culture. A further objective of our compensation program is to reinforce a pay-for-performance framework that provides incentives and rewards each executive for their contribution to the Company and which aligns executives’ interests with our annual and long-term financial and strategic goals, with the ultimate objective of improving stockholder value. In addition, we work to ensure that our compensation program is perceived as fundamentally fair to all stockholders.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward each executive’s contribution to the Company, including their results and behaviors that are consistent with our values and culture. In measuring the executive officers’ contribution to the Company, the Compensation and Executive Development Committee considers numerous factors, including the Company’s growth and financial performance as well as performance against personal goals and objectives set annually.

Elements of Our Compensation Plans, Why We Chose Each Element and How We Chose the Amount for Each Element

The total compensation program for our executives consists of the following elements:

•	Base Salary

•	Non-Equity Incentive Compensation

•	Long-Term Share Based Compensation

•	General Team Member Benefits

These compensation components are clearly similar to the elements used by many companies. The exact base pay, cash incentive bonus targets and stock option grant amounts are chosen in an attempt to attract and retain the best people that possess the skills and cultural fit necessary to achieve our business, brand and cultural objectives. We also believe that achieving our goals for each of these objectives will best build stockholder value. The committee does not adhere to a prescribed mix or allocation of compensation elements, but rather uses its judgment to establish a compensation program that rewards executives in a manner consistent with our objectives. The committee does, however, generally seek to target “total compensation” in the 50th to 75th percentile relative to the two groups of companies described above.

Base Salary

Annual executive officer compensation consists of a base salary component. It is the committee’s intention to set total executive base salary compensation sufficiently high to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception to our stockholders. Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to the Company and compensate them for their expected day-to-day performance. The committee determines annual base salary levels for executives in the fourth quarter of each fiscal year, effective at the beginning of the fourth quarter. Increases in salaries are based on both individual performance and the Company’s merit increase budget for the year. Salary increases can also occur upon promotion.

In Fiscal 2007, the base salaries paid to executives other than the CEO and CFO were in approximately the 25th percentile relative to the two comparative groups described above. The CEO’s base salary was approximately in the 50 th percentile range in the two comparative groups described above and the CFO’s salary was in approximately the 25th and 50th percentile ranges for the San Francisco Bay Area companies and restaurant peer group companies, respectively.

In terms of the compensation mix, in Fiscal 2007, the Company allocated a smaller portion of total compensation for base salary and more heavily weighted each executive’s compensation on performance-based elements more “at risk” as described below. The desire to emphasize incentives for short-term and long-term performance was the primary factor that impacted the committee’s compensation mix decisions for Fiscal 2007.

Non-Equity and Equity Incentive Compensation

All of our executive officers participate in a non-equity incentive compensation plan. This plan is a cash incentive bonus plan, with each executive officer assigned a target bonus amount expressed as a percentage of his or her base salary. For Fiscal 2007, the target bonus percentage for each of our Named Executive Officers is set forth in the table below.

Name	Title	Target Bonus Percentage
Paul E. Clayton	President & Chief Executive Officer	100%
Donald D. Breen	Sr. Vice President & Chief Financial Officer	50%
Karen A. Kelley	Sr. Vice President, Operations	50%
Paul Coletta	Sr. Vice President, Marketing and Brand Development	50%
Thibault de Chatellus	Sr. Vice President, International	50%

The committee determines the non-equity incentive compensation plan for executives in the fourth quarter of each fiscal year. The plan is then effective for the next fiscal year, with the determination of the achievement of the actual cash incentive bonuses, if any, approved by the committee and paid in March of the following year. The non-equity incentive compensation plan for Fiscal 2007 was determined by the committee on November 29, 2006 and cash amounts payable under the plan for Fiscal 2007 would have been made in March 2008. For the reasons described below, no non-equity incentive compensation was paid to any of the Named Executive Officers for Fiscal 2007.

The committee allocated each of these target bonus percentages based on the impact each position has on the Company’s financial performance and such other factors that the committee deems relevant for the particular fiscal year, including desired competitive positioning and market data. In Fiscal 2007, the target bonus amounts under the non-equity incentive compensation plan for the Named Executive Officers other than the CEO and CFO were in approximately the 25th percentile relative to the two comparative groups described above. The CEO’s target bonus amount was approximately in the 50th percentile range in the two comparative groups described above and the CFO’s target bonus amount was in approximately the 25th and 50th percentile ranges for the San Francisco Bay Area companies and restaurant peer group companies, respectively.

In terms of the compensation mix, in Fiscal 2007, the Company allocated less of total compensation for cash compensation (base salary and target incentive cash bonus) and more heavily weighted the long-term share based compensation awards. The desire to deliver stockholder returns was the primary factor that impacted the committee’s allocation of performance-based compensation awards for Fiscal 2007.

Whether the targeted bonus is actually earned under the non-equity incentive compensation plan is based on performance against our financial plan metrics and assigned individual objectives. The two metrics in our financial plan that we compare Company performance against are (1) our Net Income Before Taxes (NIBT) and (2) comparable sales percent increase. NIBT is our measure of profit equivalent to net income before income taxes. Comparable sales performance increase is the same store sales increase as compared to the previous year, excluding any new or closed stores. NIBT and comparable sales performance are used as the metrics for cash incentive bonus plan because we believe that these are the best measures of our achievement of our objectives of customer frequency, presence and profit and best reward desired performance. The assigned individual objectives are customized for each executive based on their particular position and role with the Company. The committee determined and assigned individual objectives for our CEO, Mr. Clayton. Mr. Clayton determined and recommended the individual objectives for all other Named Executive Officers, which individual objectives were then approved by the committee.

The cash incentive bonus payments under the non-equity incentive compensation plan are weighted at 25% for achieving targeted levels of NIBT, 50% for achieving targeted levels of comparable sales performance and 25% for achieving targeted levels of personal objectives for the Fiscal year. Payout of the cash bonus for each of these targets is 75% of target, 100% of target or 125% of target, depending on the level of achievement for each metric. If an individual does not achieve the minimum threshold amount for achievement of his or her individually assigned objectives, then no cash incentive bonus is paid, regardless of the Company’s financial performance according to NIBT or comparable sales percent increase.

For Fiscal 2007, the NIBT and comparable sales percent increase metrics did not reach the 75% target and therefore 75% of the incentive bonus payment attributable to achievement of such metrics was not paid. In addition, the remaining 25% of the incentive bonus payment attributable to personal objectives was not paid to the Named Executive Officers given the financial performance of the Company in Fiscal 2007.

For Fiscal 2008, the committee and management suspended the non-equity incentive plan for executive officers. Instead, in December 2007, executive officers were granted stock options under our 2006 Employee, Director and Consultant Stock Plan (the “2006 Stock Plan”) that vest only in the event that certain short-term business metrics are achieved (i.e., a “cliff vesting” schedule). The stock option grants reflect an effort to (i) motivate and reward executive officers on short-term goal achievement, and (ii) better align executive officers with the long-term interests of stockholders. The “Grants of Plan Based Awards in Fiscal 2007” table below shows details of these stock option grants.

Vesting of these stock options is based on performance against our Fiscal 2008 financial plan metrics. The two metrics in our Fiscal 2008 financial plan that we compare Company performance against are (1) EBITDA (NIBT as described above, but also before depreciation and amortization and before taking into account team member bonus payouts) and (2) comparable sales percent increase. Executives can vest on March 15, 2009 at the 70% level or the 100% level depending on the extent to which these metrics are achieved. Failure to achieve the metrics will result in the stock options not vesting and therefore being effectively terminated.

The methodology used to determine the number of shares subject to these stock option grants was based on a target economic value equivalent to what the executive’s Fiscal 2008 targeted cash bonus would have been had the Company not suspended the non-equity incentive plan. The determination of target economic value was made by the committee and required the committee to assume a certain common stock share price is reached by the end of Fiscal 2008. The committee evaluated several factors, including the 2008 financial plan, the then-current stock share price, and historical annual stockholder return of the restaurant peer group companies in its methodology to determine target economic value. The target economic value is a different value than the full grant-date value calculated under Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS 123R”).

Long-Term Share Based Compensation

Our 2006 Employee, Director and Consultant Stock Plan

Each of our executive officers is also eligible to receive stock option grants under the 2006 Stock Plan based on his or her performance and contributions to the Company. We believe that through our 2006 Stock Plan, the economic interests of our team members, including our executives, are more closely aligned to those of the stockholders.

According to our 2006 Stock Plan, all grants of our stock options under the plan are generally made effective three trading days after each of our quarterly public earnings releases. This applies to all of our employees, including our executive officers. The exercise price is the closing or last price on the date of actual stock option grant, which we believe reflects fair market value after all public disclosures. If the Board of Directors or the committee determines that special circumstances exist, including the existence of material information not yet publicly-disclosed, a different grant date for a particular stock option grant may be selected.

The committee individually approves all stock option grants to all of our vice presidents or more senior officers. The Equity Award Committee has been delegated the authority by the Board of Directors to approve options grants below the vice president level. The Board of Directors or committee has the right to suspend the ability of the Equity Award Committee to award stock option grants for any reason at any time. Executive officers are not treated differently from other team members receiving stock option grants.

The committee seeks to determine annual stock option grants for executives in the fourth quarter of each fiscal year. Interim or “off cycle” stock option awards are made to new eligible team members as “initial grants” or to other team members when circumstances warrant it and are made effective on a fixed quarterly schedule as described above. Grants made in Fiscal 2007 had a 4-year vesting schedule with vesting occurring equally on an annual basis assuming continued employment. When establishing stock option grant levels, the committee considers our stock option overhang and targeted stock option burn rates and vesting schedules of previously granted options.

Equity Award Historical and Current Practices

The Company first issued stock options under the 2006 Stock Plan upon our acquisition of Jamba Juice Company on November 29, 2006. The “initial grants” of stock options made to each executive officer at that time was made on a discretionary basis using a multiple of base salary and taking into consideration the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. The multiple used for the Named Executive Officers at that time ranged from 1.25 to 6. The methodology used to determine the number of shares subject to these initial stock option grants was based on a value per share calculated under SFAS 123R. Stock option awards granted at that time had an exercise price of $11.36 per share and were valued under SFAS 123R at $4.33. Thus, the number of shares subject to these initial option grants was determined as follows:

Base Salary x Multiple ÷ SFAS 123R Value = Number of Stock Option Shares

Other initial stock option grants made to executive officers during Fiscal 2007 followed this methodology. The Hay Group also valued the stock options in generally the same manner for purposes of its report (i.e., based on the SFAS 123R value). Under this valuation methodology, in Fiscal 2007, the initial stock option grants under the 2006 Stock Plan for the Named Executive Officers were in approximately the 75th percentile relative to long-term share based compensation for the two comparative groups described above.

As a result, the Hay Group reported that even though the Named Executive salaries and non-equity incentive compensation was generally below the targeted 50th to 75th percentile relative to the two groups of companies described above, taking into account the long-term share based compensation awards and their previous value, the “total compensation” was within the targeted range.

At the committee meetings held in the fourth quarter of Fiscal 2007 to determine annual stock option grants to executives, the Company’s share price was in the $3.00 to $5.00 range, a significant decrease in share price from the time of the Jamba Juice Company acquisition. The committee reviewed the then current methodology of granting stock options and determined that it did not meet the Company’s objectives in two important respects.

In the first respect, using the then-current methodology would have resulted in granting the Named Executive Officers more option shares because of a lower SFAS 123R value, a result inconsistent with the negative one-year shareholder return and the Company’s financial performance in Fiscal 2007. In the second respect, the committee recognized retention concerns relating to the Named Executive Officers given that the

Named Executive Officers’ stock options were significantly “underwater” in that their exercise prices were dramatically higher than recent trading prices of the Company’s common stock.

After a review and discussion of these matters, the committee decided upon a different methodology for the annual stock option grants at the end of Fiscal 2007. The methodology used to determine the number of shares subject to these stock option grants was based on a target economic value equivalent to a multiple of the executive’s Fiscal 2008 base salary and targeted cash bonus (assuming the non-equity incentive plan had not been suspended). The multiple used for the Named Executive Officers at that time was in the range of 0.65 to 0.75. The determination of target economic value was made by the committee and required the committee to assume a certain common stock share price would be reached at the time five years from the grant date. The committee evaluated several factors, including the Company’s strategic plan, the then-current stock share price, and historical annual stockholder return of the restaurant peer group companies in its methodology to determine target economic value. The “Grants of Plan Based Awards in Fiscal 2007” table below shows details of these stock option grants. The target economic value is a different value than the full grant-date value calculated under SFAS 123R.

During the course of Fiscal 2008, the committee intends to continue to evaluate executive compensation to ensure that it is consistent with our compensation objectives and otherwise in the interests of the Company’s stockholders.

Other General Team Member Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. Except in limited circumstances, it is our practice not to provide any special perquisites or benefits to executive officers unless it is necessary to retain their employment.

Tax Considerations

Our Compensation and Executive Development Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), in determining the mix of elements of executive compensation. This section limits the deductibility of non-performance based compensation paid to each of our executive officers to $1 million annually. The stock options granted to our executive officers under our 2006 Stock Plan are intended to be treated under current federal tax law as performance-based compensation exempt from the limitation on deductibility. Salaries and bonuses paid under our non-equity incentive plan do not qualify as performance-based compensation for purposes of Section 162(m). The committee intends to consider the impact of Section 162(m) on the deductibility of future executive compensation, but reserves the right to provide for compensation to executive officers that may not be fully deductible.

Philosophy on Severance and Change In Control Arrangements

As more fully described below in the section entitled “Potential Payments upon Termination or Change in Control,” we entered into several agreements providing for severance payments to certain of our executive officers upon their termination of employment without “cause” or upon a “constructive termination.” The decision to grant these benefits was based on offering what we believed was needed to obtain executive talent. To obtain top executive talent, we target to hire experienced people who have significant careers with other companies. As with any career change, there is a risk individuals take when starting a new position at a different company. Therefore, with respect to certain hires, it may be in our best interest to minimize this risk by offering payments upon termination without “cause” or upon a “constructive termination.” Additionally, benefits paid upon termination without “cause” or upon a “constructive termination” allow our executives to focus on their objectives without concern for their employment security in the event of a termination.

Compensation and Executive Development Committee Report

We, the Compensation and Executive Development Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the Fiscal year ended January 1, 2008.

Submitted by the Company’s Compensation and Executive Development Committee of the Board of Directors:

Thomas C. Byrne

Robert C. Kagle

Brian Swette, Chairman

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our Chief Executive Officer and President, our Chief Financial Officer and our three other most highly-compensated executive officers (our “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)		Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Paul E. Clayton Chief Executive Officer and President (5)	2007 2006	514,903 409,616	— —		201,250 23,221	575,761 46,454	— 120,416	8,464 7,546	1,300,378 607,253

Donald D. Breen Sr. Vice President, Chief Financial Officer (6)	2007 2006	282,691 232,308	— —		115,000 13,269	310,499 25,049	— 58,538	8,140 325,575	716,330 654,739

Karen A. Kelley Sr. Vice President, Operations (7)	2007 2006	259,903 229,554	— —		79,063 9,123	197,901 15,940	— 45,547	8,115 18,190	544,982 318,354

Paul Coletta Sr. Vice President, Marketing and Brand Development (8)	2007 2006	279,519 139,212	— 50,000	(9)	— —	169,830 15,379	— —	272,429 72,497	721,778 277,088

Thibault de Chatellus Sr. Vice President, International (10)	2007	171,346	—		—	46,440	—	298,846	516,632

(1)	Unless otherwise noted, Fiscal 2007 salaries reflect amounts paid between January 10, 2007 and January 1, 2008. Unless otherwise noted, Fiscal 2006 reflects the annual base salaries paid to the Named Executive Officers between January 11, 2006 and the fiscal year ended January 9, 2007. On November 29, 2006, the Company acquired Jamba Juice Company via a merger transaction. Individual amounts earned as salary between November 29, 2006 and January 9, 2007 for each Named Executive Officer are detailed in other footnotes to this table.

(2)	Dollar amount of compensation expense related to stock options and restricted stock recognized for financial statement reporting purposes in accordance with SFAS 123(R). The assumptions used in the calculation of these amounts are set forth in Note 11 to the Company’s Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2008. All stock options and restricted stock granted in the fiscal year ended January 9, 2007 to executive officers reflect grants made on November 29, 2006. All stock options and restricted stock granted in the fiscal year ended January 1, 2008 to executive officers reflect grants made on December 7, 2007, with the exception of Mr. de Chatellus’ stock options which includes the stock option grant made upon the commencement of his employment with the Company.
(3)	No bonuses under the non-equity incentive compensation plan were paid to the Named Executive Officers for Fiscal 2007 (please see the section entitled “Compensation Discussion and Analysis—Non-Equity and Equity Incentive Compensation”). Fiscal 2006 reflects the aggregate of performance-based bonuses earned under our 2006 Steering Team Bonus Plan and the Jamba Juice Company Short Term Incentive Compensation Plan. Individual amounts earned under the 2006 Steering Team Bonus Plan between the performance period June 29, 2006 and January 9, 2007 for each Named Executive Officer are detailed in other footnotes to this table.
(4)	See the “All Other Compensation” table below for additional information.
(5)	Mr. Clayton became our Chief Executive Officer and President on November 29, 2006. Reflects salary of $55,769 for services provided between November 29, 2006 and January 9, 2007 and steering team bonus of $70,166 for the performance period starting June 29, 2006 and ending January 9, 2007. Mr. Clayton does not receive any compensation for his services as a member of our Board of Directors.
(6)	Mr. Breen became our Sr. Vice President, Chief Financial Officer on November 29, 2006. Reflects salary of $32,692 for services provided between November 29, 2006 and January 9, 2007 and steering team bonus of $33,413 for the performance period starting June 29, 2006 and ending January 9, 2007.
(7)	Ms. Kelley became our Sr. Vice President, Operations on November 29, 2006. Reflects salary of $29,448 for services provided between November 29, 2006 and January 9, 2007 and steering team bonus of $17,709 for the performance period starting June 29, 2006 and ending January 9, 2007.
(8)	Mr. Coletta joined Jamba Juice Company June 19, 2006 and became our Sr. Vice President, Marketing and Brand Development on November 29, 2006. Reflects salary of $32,885 for services provided between November 29, 2006 and January 9, 2007 and steering team bonus of $31,556 for the performance period starting June 29, 2006 and ending January 9, 2007.
(9)	Reflects signing bonus negotiated in connection with hiring Mr. Coletta.
(10)	Mr. de Chatellus joined the Company in May 2007 and received a prorated salary based on an annual salary of $275,000.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table.

Name	Life Insurance Premiums (1) ($)	Relocation Expenses ($)		Tax Payments ($)		Company Contributions to 401(k) Plan (2) ($)	Total ($)
Paul E. Clayton	468	—		—		7,996	8,464
Donald D. Breen	432	—		—		7,708	8,140
Karen A. Kelley	327	—		—		7,788	8,115
Paul Coletta	410	215,333	(3)	52,135	(4)	4,551	272,429
Thibault de Chatellus	396	233,735	(5)	61,542	(6)	3,173	298,846

(1)	Reflects premiums paid on group term life insurance benefits.
(2)	Reflects contributions by the Company to our 401(k) Plan in Fiscal 2007. The Company matches contributions to our 401(k) Plan made by the executive officer.
(3)	The Company agreed to reimburse Mr. Coletta for expenses of relocating to the San Francisco Bay Area. His relocation benefits totaled $ 215,333, of which $93,370 was attributed to closing costs on the sale of his former home, $11,923 for closing costs on the purchase of his new home, $33,986 for temporary living accommodations, $31,052 for moving expenses and $45,000 as a relocation bonus. The aggregate incremental cost of these relocation benefits is based on the actual amount the Company reimbursed Mr. Coletta or paid on his behalf. As a part of his employment offer, Mr. Coletta is entitled to an additional $22,500 in Fiscal 2008 for his relocation provided that he remains actively employed by the Company.
(4)	Reflects amount of gross-up taxes that were paid by the Company or to Mr. Coletta for taxes accrued on Mr. Coletta’s relocation benefits.
(5)	The Company agreed to reimburse Mr. de Chatellus for expenses of relocating to the San Francisco Bay Area. His relocation benefits totaled $233,735, of which $94,026 was attributed to closing costs on the sale of his former home, $10,722 for closing costs on the purchase of his new home, $20,360 for temporary living accommodations, $48,626 for moving expenses and $60,000 as a relocation bonus. As a part of his employment offer, Mr. de Chatellus is entitled to an additional $40,000 and $20,000 in Fiscal 2008 and 2009, respectively for his relocation provided that he remains actively employed by the Company. The aggregate incremental cost of these relocation benefits is based on the actual amount the Company reimbursed Mr. de Chatellus or paid on his behalf.
(6)	Reflects amount of gross-up taxes that were paid by the Company or to Mr. de Chatellus for taxes accrued on Mr. de Chatellus’ relocation benefits.

Grants of Plan-Based Awards at 2007 Fiscal Year End

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted during the fiscal year ended January 1, 2008 to our Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

Name	Grant Date (1)	Approval Date (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (4) ($)
			Threshold (#)	Target (#)	Maximum (#)
Paul E. Clayton	12/7/07	12/6/07	66,850	95,500	95,500	—	50,000	4.48	92,000
Donald D. Breen	12/7/07	12/6/07	19,110	27,300	27,300	—	27,500	4.48	50,600
Karen A. Kelley	12/7/07	12/6/07	16,870	24,100	24,100	—	27,500	4.48	50,600
Paul Coletta	12/7/07	12/6/07	18,130	25,900	25,900	—	30,000	4.48	55,200
Thibault de Chatellus	6/14/07	6/6/07	—	—	—	—	110,000	9.51	424,996
	12/7/07	12/6/07	17,500	25,000	25,000	—	10,000	4.48	18,400

(1)	The Compensation and Executive Development Committee approved equity awards for the Named Executive Officers at their committee meeting on December 6, 2007. Pursuant to the 2006 Stock Plan, grants are generally made effective three trading days after each of our quarterly public earnings releases. The exercise price is the closing or last price on the date of actual stock option grant, which we believe reflects fair market value after all public disclosures. If the Board of Directors or the committee determines that special circumstances exist, including the existence of material information not yet publicly-disclosed, a different grant date for a particular stock option grant may be selected. For the foregoing reason, in this case, the committee selected a grant date three trading days after the December 4, 2007 public announcement of the Jamba Ready-to-Drink product.
(2)	The estimates set out in columns labeled “Threshold”, “Target” and “Maximum” reflect possible future vesting of performance stock option awards made pursuant to the 2006 Stock Plan. We have calculated the “Threshold” amount based on the 70% vesting level and the “Target” and “Maximum” values based on the 100% vesting level as set out and more fully described in the section entitled “Compensation Discussion and Analysis—Non-Equity and Equity Incentive Compensation.”
(3)	These options represent annual option awards granted made under the 2006 Stock Plan, except for the initial 110,000 option shares granted to Mr. de Chatellus. The vesting of stock option grants is described in the section entitled “Compensation Discussion and Analysis—Long-Term Incentive Compensation- Our 2006 Employee, Director and Consultant Stock Plan.”
(4)	This amount shows the full grant date fair value of options granted in 2007. Generally, the full grant date fair value is the amount the Company would expense in its financial statements in accordance with SFAS 123(R) over the vesting schedule of shares underlying the options. The assumptions used in the calculation of these amounts are set forth in Note 11 of the Company’s Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2008.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our Named Executive Officers as of January 1, 2008:

OUTSTANDING EQUITY AWARDS AT JANUARY 1, 2008

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested (3)($)
Paul E. Clayton	127,500		382,500	(4)	11.36	11/29/2016	—	—
	81,407	(5)	—		4.16	1/7/2014	—	—
	—		50,000	(6)	4.48	12/7/2017	—	—
	—		95,500	(9)	4.48	3/15/2009	—	—
	—		—		—	—	52,500	194,250

Donald D. Breen	68,750		206,250	(4)	11.36	11/29/2016	—	—
	25,624	(5)	—		7.81	1/7/2014	—	—
	—		27,500	(6)	4.48	12/7/2017	—	—
	—		27,300	(9)	4.48	3/15/2009	—	—
	—		—		—	—	30,000	111,000

Karen A. Kelley	43,750		131,250	(4)	11.36	11/29/2016	—	—
	—		27,500	(6)	4.48	12/7/2017	—	—
	—		24,100	(9)	4.48	3/15/2009	—	—
	—		—		—	—	20,625	76,313

Paul Coletta	37,500		112,500	(4)(7)	11.36	11/29/2016	—	—
	—		30,000	(6)	4.48	12/7/2017	—	—
	—		25,900	(9)	4.48	3/15/2009	—	—

Thibault de Chatellus	—		110,000	(8)	9.51	6/14/2017	—	—
	—		10,000	(6)	4.48	12/7/2017	—	—
	—		25,000	(9)	4.48	3/15/2009	—	—

(1)	Reflects options granted under our 2006 Stock Plan, options or stock awards assumed by the Company pursuant to and in accordance with our merger with Jamba Juice Company, under the Jamba Juice Company 1994 Stock Incentive Plan (the “1994 Plan”) and the 2001 Equity Incentive Plan (the “2001 Plan”).
(2)	Reflects restricted common stock awards granted under our 2006 Stock Plan on November 29, 2006. These shares vest in equal installments on November 29, 2008, November 29, 2009 and November 29, 2010.
(3)	Reflects a closing price of our common stock on December 31, 2007 equal to $3.70 per share.
(4)	Reflects options granted under our 2006 Stock Plan on November 29, 2006. These options vest and become exercisable in equal installments on November 29, 2008, November 29, 2009 and November 29, 2010.
(5)	Reflects options granted under our 2001 Plan and assumed in connection with our merger with Jamba Juice Company. The amount of shares issuable upon exercise of the option and the price were converted pursuant to the terms of our merger with Jamba Juice Company.
(6)	Reflects options granted under our 2006 Stock Plan on December 7, 2007. Vesting on all options to purchase common stock commenced on December 7, 2007 and, assuming the executive continues providing services to the Company, vests in four equal installments on each of December 7, 2008, December 7, 2009, December 7, 2010 and December 7, 2011.

(7)	Vesting on Mr. Coletta’s options to purchase common stock commenced on June 19, 2006 and, assuming Mr. Coletta continues providing services to the Company, vest and become exercisable in equal installments on June 19, 2008, June 19, 2009 and June 19, 2010.
(8)	Vesting on Mr. de Chatellus’ options to purchase common stock commenced on May 14, 2007 and, assuming Mr. de Chatellus continues providing services to the Company, vest and become exercisable in equal installments on May 14, 2008, May 14, 2009, May 14, 2010 and May 14, 2011.
(9)	These stock options vest on March 15, 2009 based on performance against our Fiscal 2008 financial plan metrics as set out and more fully described in the section entitled “Compensation Discussion and Analysis—Non-Equity and Equity Incentive Compensation.” Failure to achieve the metrics will result in the stock options not vesting and therefore being effectively terminated.

Option Exercises and Stock Vested During Last Fiscal Year

OPTION EXERCISES AND STOCK VESTED AT JANUARY 1, 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Paul E. Clayton	50,000	131,500	17,500	57,925
Donald D. Breen	—	—	10,000	33,100
Karen A. Kelley	—	—	6,875	22,756
Paul Coletta	—	—	—	—
Thibault de Chatellus	—	—	—	—

(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price of the relevant option multiplied by the number of shares for which the option was exercised.
(2)	Based on the market value of the underlying shares on vesting date multiplied by the number of shares vested.

The Company does not provide any deferred compensation arrangements or pension plans. As such, the Pension Benefits Table and Nonqualified Deferred Compensation Table have been eliminated from this proxy statement.

Potential Payments upon Termination or Change in Control

In May 2006, each of Mr. Clayton, Mr. Breen and Ms. Kelley entered into substantially identical employment agreements with the Company, which were later amended to provide for Jamba Juice Company, our wholly owned subsidiary, to be the employer of record. Each agreement is for a three-year term commencing on November 29, 2006 and provides that if the employee is terminated without cause, the employee would be entitled to receive, as severance, base salary for a period of 12 months following the date of termination, payable on our ordinary payroll dates and subject to compliance with Section 409A of the Tax Code. In addition, if at any time during the severance period the employee was entitled to receive a bonus as set forth in the agreement, the Company shall also pay to the employee the bonus to which the employee would have been entitled (under the respective bonus plan) had the employee remained employed with the Company. In addition, all options and restricted stock granted pursuant to the respective employment agreements shall be 100% vested upon a termination without cause.

On November 29, 2006, and May 14, 2007, Jamba Juice Company entered into severance agreements with Mr. Coletta and Mr. de Chatellus, respectively, which provide that if the employee’s respective employment is subject to a constructive termination or termination without cause, he would be entitled to receive a severance payment in the form of continuation of his base salary for 12 months following such termination, payable on our ordinary payroll dates and subject to compliance with Section 409A of the Tax Code. Pursuant to the severance agreements, the employee may also be required to deliver a signed release of claims in a form satisfactory to the Company and agree to non-solicitation of our employees to receive any benefits upon a termination with cause or upon a constructive termination. Neither Mr. Coletta nor Mr. de Chatellus have change of control agreements.

The exact definitions of “cause” and “constructive termination” are defined in each respective and applicable agreement.

Using each Named Executive Officer’s current base salary, the maximum total payments by the Company to each Named Executive Officer under the termination circumstances described above, as of January 1, 2008, the last day of Fiscal 2007, would be as follows:

	Cash Severance (1)	Equity Acceleration (2)
Paul E. Clayton	$525,000	$194,250
Donald D. Breen	$300,000	$111,000
Karen A. Kelley	$265,000	$76,313
Paul Coletta	$285,000	n/a
Thibault de Chatellus	$275,000	n/a

(1)	Reflects 12 months continued salary.
(2)	Reflects 100% acceleration of vesting of equity awards in the cases of Mr. Clayton, Mr. Breen and Ms. Kelley pursuant to their employment agreements. Calculated based on the termination without “cause” taking place as of December 31, 2007, the last trading day of Fiscal 2007, and assumes exercise of outstanding options and accelerated vesting of restricted stock based on the fair market value of $ 3.70 as of that date. Acceleration of options outstanding with an exercise price above $ 3.70 per share are not reflected.

Change in Control Arrangements in our Equity Compensation Plans

Pursuant to the terms of our 2006 Stock Plan, holders of stock rights granted thereunder may be entitled to accelerated vesting upon the occurrence of a “Corporate Transaction,” which is defined as a merger or a sale of all or substantially all of the Company’s assets.

Should a Corporate Transaction occur, the Board of Directors, or the board of directors of any entity assuming the obligations of the Company thereunder, may generally:

•

make appropriate provision for the continuation of such stock rights by substituting, on an equitable basis, either the consideration payable with respect to the number of outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity;

•

upon written notice to the holders, provide that all stock rights must be exercised (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Stock Plan), within a specified number of days of the date of such notice, at the end of which period the options or stock rights shall be terminated; or

•

terminate all options or stock rights in exchange for a cash payment equal to the excess of the fair market value, less the relevant exercise price, if any, of the shares subject to such stock rights (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Stock Plan).

In addition, options or stock awards granted under the 1994 Plan and the 2001 Plan which were assumed by the Company pursuant to and in accordance with our merger with Jamba Juice Company may also be entitled to accelerated vesting in certain circumstances.

Pursuant to the 1994 Plan, the Board of Directors has the full authority, but not the obligation, to specify any rules, procedures, adjustments or matters with respect to the 1994 Plan or any options issued under the 1994 Plan in connection with any reorganization, merger, reverse merger, recapitalization, reclassification, stock split, reverse split, combination of shares, sale of all or substantially all of the assets of the Company, sale of the Company or other corporate event or transaction, including, without limitation, modifying any applicable vesting provisions, adjusting the amount of outstanding options, and/or terminating the 1994 Plan.

Pursuant to the 2001 Plan, the Board of Directors, in the event of a “Change in Control,” shall have the right, but not the obligation, to accelerate the vesting or termination of restriction, limitation or repurchase rights applicable to such stock awards. As defined in the 2001 Plan, “Change in Control” means:

•	a sale of substantially all of the assets of the Company;

•	a merger or consolidation in which the Company is not the surviving corporation;

•

a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property; or

•	the acquisition by any person, entity or group of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors.

COMPENSATION OF MEMBERS OF OUR BOARD OF DIRECTORS

The following table sets forth information concerning the compensation earned or paid during the Fiscal 2007 by each individual who served as a director at any time during the fiscal year, except for Mr. Clayton, who is omitted because he is a Named Executive Officer (1):

2007 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash (2) ($)	Option Awards (3) ($)	Total ($)
Steven R. Berrard	100,000	127,582	227,582
Thomas C. Byrne	60,000	127,582	187,582
Richard L. Federico	70,000	127,582	197,582
Craig J. Foley	80,000	127,582	207,582
Robert C. Kagle	60,000	127,582	187,582
Ramon Martin-Busutil	60,000	127,582	187,582
Brian Swette	70,000	127,582	197,582
Lesley H. Howe (4)	5,000	5,787	10,787

(1)	See the 2007 Summary Compensation Table for disclosure related to Mr. Clayton who is also our Chief Executive Officer and President. Mr. Clayton is our only employee director and does not receive any additional compensation for his services as a member of our Board of Directors.
(2)	Fees earned are based on membership on the Board of Directors and committee membership and Board chairmanship positions.
(3)

These amounts reflect the aggregate compensation costs for financial statement reporting purposes for Fiscal 2007 under SFAS 123R for stock options granted in Fiscal 2007 and for initial grants made in Fiscal 2006 to all directors other than Mr. Howe who joined the Board effective December 1, 2007. The amounts do not reflect amounts paid to or realized by the director for Fiscal 2007. For information on the methods and assumptions used with respect to the valuation of option grants, see Note 11 to the Company’s Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2008.

(4)	Mr. Howe’s compensation was pro-rated based on his appointment to the Board effective December 1, 2007.

Compensation of Directors

Through the 2008 Annual Meeting of Stockholders, director compensation is a mix of cash and equity-based compensation. Director compensation is generally reviewed annually by the Compensation and Executive Development Committee, with any changes made by the committee generally becoming effective commencing after the Annual Meeting of Stockholders.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains three stock-based compensation plans. The Company’s 2006 Stock Plan was approved by the Company’s stockholders on November 28, 2006, and provides for the granting of up to five million shares of common stock in the form of nonqualified and incentive stock options, stock grants or other stock-based awards to employees, non-employee directors and consultants. In connection with our merger with Jamba Juice Company, the Company assumed the outstanding options under the 1994 Plan and the 2001 Plan which provided for granting nonqualified and incentive stock options to employees, non-employee directors and consultants. No additional grants are available under the 1994 Plan and the 2001 Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of January 1, 2008:

Plan Category (1)	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b) ($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))(c)
Equity compensation plans approved by stockholders	3,322,589	9.36	1,677,411
Equity compensation plans not approved by stockholders	—	—	—
Total	3,322,589	9.36	1,677,411

(1)	The information presented in this table excludes options assumed by the Company in connection with the merger with Jamba Juice Company. As of January 1, 2008, 522,964 shares of the Company’s Common Stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $7.65 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of March 13, 2008, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each stockholder known by Jamba, Inc. to be the beneficial owner of more than 5% of Jamba, Inc.’s Common Stock, (ii) each director and director-nominee of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent (3)
Tudor Investment Corporation (4) c/o Tudor Investment Corporation 1275 King Street Greenwich, Connecticut 06831	10,816,671	20.6

Paul E. Clayton (5)	328,907	*

Steven R. Berrard (6)	1,278,868	2.4

Donald D. Breen (7)	144,374	*

Karen Kelley (8)	71,250	*

Paul Coletta (9)	37,500	*

Thibault de Chatellus (10)	25,000	*

Thomas C. Byrne (11)	750,493	1.4

Richard L. Federico (12)	53,000	*

Robert C. Kagle (13) c/o Benchmark Capital 2480 Sand Hill Road, Suite 200 Menlo Park, California 94025	3,556,561	6.7

Craig J. Foley (14)	104,667	*

Brian Swette (15)	121,000	*

Ramon Martin-Busutil (16)	45,300	*

Lesley H. Howe (17)	27,500	*

Directors and executive officers as a group (14 persons) (18)	6,569,420	12.2

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and to the information contained in the footnotes to this table.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of options or warrants.
(3)	Calculated on the basis of 52,637,131 shares of Common Stock outstanding as of March 13, 2008, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after March 13, 2008 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership.
(4)

Based on a Schedule 13D filed by Tudor Investment Corporation, Paul Tudor Jones, II, James J. Pallotta, The Tudor BVI Global Portfolio Ltd., Tudor Proprietary Trading, L.L.C., The Raptor Global Portfolio Ltd. and The Altar Rock Fund L.P. on December 8, 2006. Tudor Investment Corporation has shared voting and dispositive power over 9,706,948 shares. Paul Tudor Jones, II has shared voting and dispositive power over 10,583,334 shares. James J. Pallotta has sole voting and dispositive power over 233,337 shares and has shared voting and dispositive power over 10,583,334 shares. The Tudor BVI Global Portfolio Ltd. has shared voting and dispositive power over 1,631,994 shares. Tudor Proprietary Trading, L.L.C. has shared voting and dispositive power over 876,386 shares. The Altar Rock Fund L.P. has shared voting and dispositive power over 72,136 shares. The Raptor Global Portfolio Ltd. has shared voting and dispositive power over 8,002,818 shares. Tudor Investment Corporation is a money management firm that provides investment advice to The Tudor BVI Global Portfolio Ltd, The Raptor Global Portfolio Ltd. and The Altar Rock Fund L.P. The principal employment of Paul Tudor Jones, II is as Chairman and Chief Executive Officer of Tudor Investment Corporation of which he owns a majority of the capital stock and voting securities. Paul Tudor Jones, II also is the controlling shareholder of Tudor Proprietary Trading, L.L.C. The principal employment of James J. Pallotta is as Vice Chairman of Tudor Investment Corporation of which he is a portfolio manager and may be deemed to have voting and investment authority with respect to the securities of the company.

(5)	Represents 67,500 shares of Common Stock held by Mr. Clayton, 208,907 shares of Common Stock issuable upon exercise of vested options held by Mr. Clayton, and 52,500 shares of restricted Common Stock.
(6)	Represents 937,535 shares of Common Stock held by Mr. Berrard and 53,333 shares held by Berrard Holding Limited Partnership, of which Mr. Berrard is President. Includes warrants to purchase 250,000 shares of Common Stock held directly by Mr. Berrard and 38,000 shares of Common Stock issuable upon exercise of vested options held by Mr. Berrard.
(7)	Represents 15,000 shares of Common Stock held by Mr. Breen, 94,374 shares of Common Stock issuable upon exercise of vested options held by Mr. Breen, 5,000 shares of Common Stock issuable upon conversion of warrants held directly by Mr. Breen and 30,000 shares of restricted Common Stock.
(8)	Represents 6,875 shares of Common Stock held by Ms. Kelley, 43,750 shares of Common Stock issuable upon exercise of vested options held by Ms. Kelley, and 20,625 shares of restricted Common Stock.
(9)	Represents 37,500 shares of Common Stock issuable upon exercise of vested options held by Mr. Coletta.
(10)	Represents 25,000 shares of Common Stock held by Mr. de Chatellus, and 35,000 shares of Common Stock issuable upon exercise of vested options held by Mr. de Chatellus.
(11)	Represents 562,493 shares of Common Stock held by Mr. Byrne, warrants to purchase 150,000 shares of Common Stock held directly by Mr. Byrne, and 38,000 shares of Common Stock issuable upon exercise of vested options held by Mr. Byrne.
(12)	Represents 15,000 shares held by Mr. Federico and 38,000 shares of Common Stock issuable upon exercise of vested options held by Mr. Federico.
(13)	Represents 1,241,903 shares over which Mr. Kagle has sole voting and dispositive power, of which 1,111,111 shares are held directly by Mr. Kagle, 79,160 shares are issuable upon the conversion of warrants held directly by Mr. Kagle and 51,632 shares of Common Stock issuable upon exercise of vested options held by Mr. Kagle. Includes 2,314,658 shares over which Mr. Kagle has shared voting and dispositive power, of which 2,222,222 are held directly by Benchmark Capital Partners IV, L.P., as nominee (“BCP IV”); of which 11,832 are issuable upon the conversion of warrants held directly by Benchmark Capital Partners, L.P. (“BCP”); of which 1,444 are issuable upon the conversion of warrants held directly by Benchmark Founders’ Fund, L.P. (“BFF”); and of which 79,160 are issuable upon the conversion of warrants held directly by Technology Venture Investors-IV L.P., as nominee for Technology Venture Investors-4, L.P., TVI Partners-4, L.P. and TVI Affiliates-4, L.P. (“TVI”). Mr. Kagle is a member or a managing member of each entity that serves as the general partner to BCP IV, BCP, BFF and TVI, and Mr. Kagle may be deemed to have shared power to vote these shares all of to which he disclaims beneficial ownership.
(14)	Represents 66,667 shares of Common Stock held by Mr. Foley and 38,000 shares of Common Stock issuable upon exercise of vested options held by Mr. Foley.
(15)	Represents 83,000 shares of Common Stock held by Mr. Swette and 38,000 shares of Common Stock issuable upon exercise of vested options held by Mr. Swette.
(16)	Represents 7,300 shares of Common Stock held by Mr. Martin-Busutil and 38,000 shares of Common Stock issuable upon exercise of vested options held by Mr. Martin-Busutil.
(17)	Represents 20,000 shares of Common Stock held by Mr. Howe and 7,500 shares of Common Stock issuable upon exercise of vested options held by Mr. Howe.
(18)	Represents 5,296,161 shares held directly or indirectly by such individuals, 103,125 shares of restricted Common Stock which are not vested and subject to repurchase, 576,596 shares issuable pursuant to outstanding warrants and 696,663 shares of Common Stock issuable upon exercisable vested options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believes that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with for Fiscal 2007.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2009 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than date 120 days prior to the anniversary of this year’s mailing date, which date shall be December 26, 2008. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than the above date.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2008 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

MICHAEL W. FOX

Secretary

April 25, 2008

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web JAMBA, INC. site and follow the instructions to obtain your records and to create an

C/O CONTINENTAL STOCK TRANSFER & TRUST CO. electronic voting instruction form. 17 BATTERY PLACE, 8TH FLOOR

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

NEW YORK, NY 10004 If you would like to reduce the costs incurred by Jamba, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jamba, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: JAMBA1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JAMBA, INC.

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES AND ITEM 2. Vote on Directors

1. To elect as Directors of Jamba, Inc. the nominees For Against Abstain listed below.

Nominees:

1a. Steven R. Berrard

1b. Thomas C. Byrne For Against Abstain Vote on Proposal

1c. Paul E. Clayton 2. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

1d. Richard L. Federico

3. With discretionary authority, to transact such other 1e. Robert C. Kagle business as may properly come before the meeting or any adjournment or postponement thereof. At this time the persons making this solicitation know of no other 1f.

Brian Swette matters to be presented at the meeting.

1g. Ramón Martin-Busutil The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be 1h. Lesley H. Howe voted FOR the election of each nominee and item 2.

Yes No

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

JAMBA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 28, 2008

The stockholder(s) hereby appoint(s) Paul E. Clayton and Donald D. Breen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Jamba, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., local time on May 28, 2008, at the DoubleTree Hotel & Executive Meeting Center in Berkeley, California, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSAL TWO.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE